Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

AMICUS THERAPEUTICS, INC.

AMICUS THERAPEUTICS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST:  That the Board of Directors of the Corporation (the “Board”) duly adopted resolutions declaring advisable the amendment to the Restated Certificate of Incorporation of the Corporation (the “Certificate”) and submitting the same to the stockholders of the Corporation for approval.  The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that the Certificate be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be and read as follows:

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Two Hundred Sixty Million (260,000,000) shares, consisting solely of: Two Hundred Fifty Million (250,000,000) shares of common stock, par value $.01 per share (“Common Stock”) and Ten Million (10,000,000) shares of preferred stock, par value $.01 per share (“Preferred Stock”).

; and be it further

RESOLVED, that the Certificate of Amendment setting forth the foregoing resolutions be submitted to the stockholders of the Corporation for approval in accordance with Section 242 of the DGCL; and be it further

SECOND: That the stockholders of the Corporation approved the aforementioned amendment at a duly called meeting of stockholders held on June 10, 2015.

THIRD:  That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, a duly appointed officer of Amicus Therapeutics, Inc., has executed this Certificate of Amendment on behalf of Amicus Therapeutics, Inc. this 10th day of June, 2015.

AMICUS THERAPEUTICS, INC.

By:	/s/ William D. Baird, III
	Name:	William D. Baird, III
	Title:	Chief Financial Officer

[Amicus Therapeutics, Inc. — Certificate of Amendment to Restated Certificate of Incorporation]